Exhibit 21.1

LIST OF SUBSIDIARIES

The following is a list of subsidiaries of Medical Staffing Network Holdings, Inc. as of December 28, 2008:

Subsidiary:	State or Other Jurisdiction of Subsidiary
Medical Staffing Holdings, LLC	Delaware
Medical Staffing Network, Inc.	Delaware
MSN-Illinois Holdings, Inc.	Illinois
Medical Staffing Network of Illinois, LLC	Illinois
Medical Staffing Network Assets, LLC	Illinois
InteliStaf Holdings, Inc.	Delaware
InteliStaf Group, Inc.	Delaware
InteliStaf Healthcare, Inc.	Delaware
InteliStaf of Oklahoma, LLC	Oklahoma
InteliStaf Partners No. 1, LLC	Delaware
InteliStaf Partners No. 2, LLC	Delaware
InteliStaf Healthcare Management, LP	Delaware